Exhibit 99.1

CinCor Pharma Announces Receipt of Minutes from End-of-Phase 2 Meeting with the U.S. Food and Drug Administration on Planned Phase 3 Program of Baxdrostat

WALTHAM, February 21, 2023 (GLOBE NEWSWIRE) — CinCor Pharma, Inc. (“CinCor” or the “Company”) announced today completion of an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (“FDA”) on the anticipated Phase 3 program for baxdrostat in hypertension. Baxdrostat is a once daily potentially first-in-class, highly selective aldosterone synthase inhibitor.

On February 17, 2023, the Company received the official meeting minutes from the End-of-Phase 2 meeting with the FDA held on January 18, 2023 reflecting that the FDA has agreed with the Company on (1) the dosing cohorts to be used in the planned Phase 3 program, (2) the size of the required treated patient population for purposes of determining safety and (3) the overall endpoints and patient population size to be treated in the anticipated Phase 3 clinical program. In addition, the FDA indicated that no further Phase 1 or Phase 2 clinical trials are needed prior to initiation of the pivotal Phase 3 program. The Company anticipates that the Phase 3 program is on track to initiate in the first half of 2023.

About CinCor

CinCor, founded in 2018, is a clinical-stage biopharmaceutical company with a mission to bring innovation to the pharmaceutical treatment of hypertension and other cardio-renal diseases. Its lead asset, baxdrostat, a highly selective, oral small molecule inhibitor of aldosterone synthase, is in clinical development for the treatment of hypertension and primary aldosteronism.

About Baxdrostat

Baxdrostat (CIN-107) is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland, in development for patient populations with significant unmet medical needs, including treatment-resistant hypertension and primary aldosteronism. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be one of the most common preventable risk factors for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke, and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, including nearly one-half of the adult population in the U.S., or 116 million hypertensive patients.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements, including, but not limited to, statements with respect to the anticipated Phase 3 program for baxdrostat, including the design, enrollment expectations and timing thereof; the therapeutic potential of baxdrostat; and expectations with respect to the development, regulatory process and potential commercialization with respect to baxdrostat. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, including, but not limited to statements. Words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation: uncertainties with respect to the timing of the tender offer and the proposed merger of CinCor with AstraZeneca and the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of January 8, 2023 by and among CinCor, Cinnamon Acquisition, Inc., and AstraZeneca Finance and Holdings Inc. (the “Merger Agreement”); the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the proposed merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the proposed merger at all or on acceptable terms or within expected timing; the risk that stockholder litigation in connection with the offer or the proposed merger may result in significant costs of defense, indemnification and liability; the effects of disruption from the transactions contemplated by the Merger Agreement on CinCor’s business and the fact that the announcement and pendency of such transactions may make it more difficult to establish or maintain relationships with employees and business partners; the possibility that the milestone related to the contingent value right will never be achieved and no milestone payment may be made; initial, interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from CinCor’s competitors and the marketplace for CinCor’s product candidates; and business, operations and clinical development timelines and plans may be adversely affected by the COVID-19 pandemic, geopolitical events, and macroeconomic conditions, including rising inflation and interest rates and uncertain credit and financial markets, and matters related thereto; and other risks and uncertainties affecting CinCor, including those described under the caption “Risk Factors” and elsewhere in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 22, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 filed with the SEC on May 10, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended June 30, 2022 filed with the SEC on August 8, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022 filed with the SEC on November 3, 2022, and other filings and reports that CinCor may file from time to time with the SEC. Other risks and uncertainties of which CinCor is not currently aware may also affect CinCor’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. These risks and uncertainties may be amplified by macroeconomic conditions, including volatility and uncertainty in financial markets. All forward-looking statements contained in or incorporated by reference into this document speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:	Investors:
Michael W. Kalb	Bob Yedid
CinCor Pharma, Inc.	LifeSci Advisors
EVP and CFO	ir@CinCor.com
mkalb@cincor.com